Exhibit (h)(i)(B)

Final

DIREXION FUNDS AND DIREXION INSURANCE TRUST

FIRST AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of July 10, 2014, to the Transfer Agent Servicing Agreement dated as of February 24, 2010 (the “Agreement”), is entered into by and among DIREXION FUNDS, a Massachusetts business trust, DIREXION INSURANCE TRUST, a Massachusetts business trust (collectively referred to as the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Appendix I to Exhibit C is hereby superseded and replaced in its entirety with Appendix I to Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

DIREXION FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Rudnick	By:	/s/ Michael R. McVoy
Name:	Patrick Rudnick	Name:	Michael R. McVoy
Title:	Chief Financial Officer	Title:	Executive Vice President

DIREXION INSURANCE TRUST

By:	/s/ Patrick Rudnick
Name:	Patrick Rudnick
Title:	Chief Financial Officer

7/2014 – Direxion Funds & Direxion Insurance Trust	1

Final

Amended Exhibit B to the Transfer Agent Servicing Agreement – Direxion Funds and Direxion Insurance Trust

Annual Fee – All Direxion Funds – Fees at July 1, 2014

7 basis points on all net assets subject to an annual minimum of $

All contracted services, shareholder activity fees, fulfillment charges, systems charges, NSCC charges, selects, telephone/VRU charges, printing/mailing charges, dealer reclaim fees, file transmission charges, Informa fees, and out-of-pocket fees are included.

Extraordinary services may be provided with agreed-upon costs.

CPI will not apply.

The fees set forth in this contract will be aggregated with other USBFS service line fees, the total of which will be subject to this overall fee governor:

If aggregate complex assets are...	USBFS will charge no more than this basis point for assets in the level*
$ - $	bp
$ - $	bp
$ - $	bp
Assets over $	bp

*	These fees are cumulative, meaning that anything charged at a certain breakpoint will be added to the fees for the previous breakpoint, if any.

Fees are billed monthly.

Service Charges to Investors (Subject to Change)

Qualified Plan Fees (Billed to Investors)

Annual maintenance fee / account	$ / acct(Cap at $ per SSN)
Education IRA	$ / acct(Cap at $ per SSN)
Transfer to successor trustee	$ / trans.
Distribution to participant	$ / trans.
(Exclusive of SWP)
Refund of excess contribution	$ / trans.
Any outgoing wire transfer	$ / wire
Telephone exchange	$ / exch. (Waived)
Return check / ACH fee	$ / item
Stop payment	$ / stop
(Liquidation, dividend, draft check)
Research fee	$ / item
(For requested items of the second calendar year [or previous] to the request) (Cap at $ )

7/2014 – Direxion Funds & Direxion Insurance Trust	2